EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
UICI:
     We consent to the incorporation by reference in the following registration statements of our reports dated March 13, 2006, with respect to the consolidated balance sheets of UICI and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of UICI:
Registration Statement on Form S-8, No. 333-116885, pertaining to the UICI Employee Stock Ownership and Savings Plan and related Prospectus
Registration Statement on Form S-8, No. 333-19891, pertaining to the UICI 1987 Employee Stock Option Plan and related Prospectus
Registration Statement on Form S-8, No. 333-116887, pertaining to the UICI Agents’ Total Ownership Plan I and UICI Agency Matching Total Ownership Plan I, UICI Agents’ Total Ownership Plan II and UICI Agency Matching Total Ownership Plan II, UICI Agents’ Contribution to Equity Plan I and UICI Matching Agency Contribution Plan I, and UICI Agents’ Contribution to Equity Plan II and UICI Matching Contribution Plan II and related Prospectus
Registration Statement on Form S-4/A, No. 333-131193, pertaining to the merger agreement providing for the acquisition of UICI by affiliates of the The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners and related proxy.
KPMG LLP
Dallas, Texas
March 13, 2006